AMENDED SCHEDULE A

Dated January 22, 2020

to the DISTRIBUTION AGREEMENT

Dated February 1, 2019

between

ULTIMUS MANAGERS TRUST

and

ULTIMUS FUND DISTRIBUTORS, LLC

TRUST SERIES

Adler Value Fund

Blue Current Global Dividend Fund

Blueprint Growth Fund

HVIA Equity Fund

Karner Blue Animal Impact Fund

Kempner Multi-Cap Deep Value Fund

Ladder Select Bond Fund

Lyrical International Value Equity Fund

Lyrical U.S. Value Equity Fund

Marshfield Concentrated Opportunity Fund

Meehan Focus Fund

Q3 All-Weather Sector Rotation Fund

Q3 All-Weather Tactical Fund

Ryan Labs Core Bond Fund

Ryan Labs Long Credit Fund

Stralem Equity Fund

Wavelength Interest Rate Neutral Fund

Waycross Long/Short Equity Fund